Exhibit 12


             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      FOR THE YEAR ENDED DECEMBER 31
                       (in millions, except ratios)

                                                      1994      1993      1992       1991      1990
                                                      ----      ----      ----       ----      ----
Earnings:
  Income before taxes on income, and before
   extraordinary loss and accounting
   changes                                            $822.5    $191.1    $298.6     $411.5   $1,057.4
  Minority interests' share of earnings of
   majority-owned subsidiaries
   without fixed charges                                 -        (5.9)     (5.7)      (7.7)       -
  Less equity (earnings) losses                          (.3)     13.0      12.2        5.2        3.0
  Fixed charges added to net income                    138.4     110.1     133.5      193.1      217.8
  Proportionate  share  of  income (loss)
   of 50% owned persons                                  1.9     (11.5)    (11.2)       (.5)      (7.4)
  Distributed income of less than 50%
   owned persons                                         -         -         -          4.6        -
  Amortization of capitalized interest:
   Consolidated                                         25.5      20.6      20.0       19.6       18.5
   Proportionate share of 50% owned persons              1.2        .8       1.0         .4         .9
                                                      ------    ------     -----     ------   --------

      Total earnings                                  $989.2    $318.2    $448.4     $626.2   $1,290.2
                                                       =====     =====     =====      =====    =======

Fixed charges:
 Interest expense:
  Consolidated                                        $106.7    $ 87.8    $105.4     $153.2   $  184.7
  Proportionate share of 50% owned persons               7.4       5.5       7.0       17.8        9.7
                                                      ------    ------    ------     ------   --------
                                                       114.1      93.3     112.4      171.0      194.4
                                                      ------    ------    ------     ------   --------

Amount representative of the interest
 factor in rents:
  Consolidated                                          23.9      16.4      20.7       21.3       23.1
  Proportionate share of 50% owned persons                .4        .4        .4         .8         .3
                                                      ------    ------    ------     ------   --------
                                                        24.3      16.8      21.1       22.1       23.4
                                                      ------    ------    ------     ------   --------

Fixed charges added to earnings                        138.4     110.1     133.5      193.1      217.8
                                                      ------    ------    ------     ------   --------

Interest capitalized:
 Consolidated                                            1.5       3.5      11.1       12.7       20.5
 Proportionate share of 50% owned persons                -         -         -          -          -
                                                      ------    ------    ------     ------   --------
                                                         1.5       3.5      11.1       12.7       20.5
                                                      ------    ------    ------     ------   --------

Preferred stock dividend requirements
 of majority-owned subsidiaries                         13.1      29.6      62.4       69.0       65.1
                                                      ------    ------    ------     ------   --------


      Total fixed charges                             $153.0    $143.2    $207.0     $274.8   $  303.4
                                                      ======    ======    ======     ======   ========

Ratio of earnings to fixed charges                      6.47      2.22      2.17       2.28       4.25
                                                      ======    ======    ======     ======   ========
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